The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

October 13, 2016

Company: Showa Shell Sekiyu K.K.
(Code Number: 5002, TSE 1st Section)
Representative: Group CEO, Representative Director Tsuyoshi Kameoka
Contact: Corporate Communications, Tomoji Nakamura
Tel: +81-3-5531-5793

Company: Idemitsu Kosan Co., Ltd.
(Code Number: 5019, TSE 1st Section)
Representative: CEO, Representative Director Takashi Tsukioka
Contact: General Manager, Investor Relations Office, Treasury Department, Koji Tokumitsu
Tel: +81-3-3213-9307

Announcement on the Date of the Business Integration between Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd.

As announced in the press release pertaining to the “Execution of Memorandum of Understanding Regarding the Business Integration of Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd.” issued on November 12, 2015, Showa Shell Sekiyu K.K. (Daiba 2-3-2, Minato-ku, Tokyo: Group CEO, Representative Director, Tsuyoshi Kameoka) and Idemitsu Kosan Co., Ltd. (3-1-1 Marunouchi, Chiyoda-ku, Tokyo: CEO, Representative Director, Takashi Tsukioka) have been preparing for a business integration in the form of a merger (the “Merger”) as the basic structure.

We believe that the commencement of the Merger should be supported by stakeholders of both companies as much as possible.  However, it is our strong regret that the basis for constructive discussions for the Merger is not currently in place due to difficulties in consultations with some stakeholders.

Under such circumstances, to secure enough time for both companies to discuss with their respective stakeholders, we have decided that it is not appropriate to set the effective date of the Merger as April 1, 2017 pursuant to an extraordinary shareholders meeting or to specify an alternative effective date of the Merger at this moment.  Therefore, we hereby announce as follows.

We will continue discussions in connection with business integrations that would enhance the competitiveness of both companies, and we will make a further prompt announcement when appropriate.

Date of Launch of a new company (Effective Date of the Merger)
Previously: April 1, 2017 (planned)
Now: Undecided / will make a prompt announcement when it becomes clear

This document includes “forward-looking statements” that reflect the plans and expectations of Showa Shell Sekiyu K.K. and Idemitsu Kosan Co.,Ltd. (collectively, the “Companies”) in relation to, and the benefits resulting from, their business integration described above. To the extent that statements in this document do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the Companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the Companies (or the NewCo group) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. The Companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the Companies (or the NewCo group) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission. The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic and business conditions in and outside Japan;

(2)	changes in costs of crude oil and other materials and exchange rates;

(3)	changes in interest rates on loans, bonds and other indebtedness of the Companies, as well as changes in financial markets;

(4)	changes in the value of assets (including pension assets), such as securities;

(5)	changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;

(6)	rise in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;

(7)	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

(8)
the Companies’ being unable to complete the business integration or there being changes in the method or the terms of the business integration, due to the reasons such that the Companies are not able to execute the definitive agreement with regard to the business integration, the necessary procedures including approval of the agreement with regard to the business integration by the shareholders meetings of the Companies are not implemented;

(9)	status of the review process by the relevant competition law authorities or the clearance of the relevant competition law authorities’ or other necessary approvals’ being unable to be obtained; and

(10)	inability or difficulty of realizing synergies or added value by the business integration by the NewCo group.